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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of National-Oilwell, Inc. for the registration of 500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 1999, with respect to the consolidated financial statements of National-Oilwell, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998 and our report dated August 19, 1999 with respect to the supplemental consolidated financial statements of National-Oilwell, Inc. included in its Current Report on Form 8-K dated August 24, 1999, filed with the Securities and Exchange Commission.


                                                       /s/ ERNST & YOUNG LLP

Houston, Texas
August 19, 1999